Exhibit 99.2
March 13, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports February 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported February operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.9 percent increase in traffic on a 9 percent increase in capacity compared to February 2017. Load factor decreased 0.8 points to 79.4 percent.

The following table shows the operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,229	3,029	6.6%	6,571	6,270	4.8%
Revenue passenger miles RPM (000,000) "traffic"	3,778	3,503	7.9%	7,750	7,339	5.6%
Available seat miles ASM (000,000) "capacity"	4,758	4,366	9.0%	9,994	9,277	7.7%
Passenger load factor	79.4%	80.2%	(0.8) pts	77.5%	79.1%	(1.6) pts

MAINLINE
Mainline reported a 7.1 percent increase in traffic on an 8.1 percent increase in capacity compared to February 2017. Load factor decreased 0.7 points to 79.7 percent. Mainline also reported 84.3 percent of its flights arrived on time in February 2018, compared to 73.9 percent reported in February 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	2,531	2,345	7.9%	5,126	4,867	5.3%
RPMs (000,000)	3,462	3,232	7.1%	7,105	6,789	4.7%
ASMs (000,000)	4,345	4,020	8.1%	9,113	8,555	6.5%
Passenger load factor	79.7%	80.4%	(0.7) pts	78.0%	79.4%	(1.4) pts
On-time arrivals as reported to U.S. DOT	84.3%	73.9%	10.4 pts	85.7%	73.8%	11.9 pts

REGIONAL
Regional traffic increased 16.6 percent on a 19.4 percent increase in capacity compared to February 2017. Load factor decreased 1.8 points to 76.5 percent. Alaska's regional partners also reported 85.3 percent of its flights arrived on time in February 2018, compared to 69.6 percent in February 2017.

The following table shows regional operational results for February and year-to-date compared to the prior-year periods:

	February			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	698	684	2.0%	1,445	1,403	3.0%
RPMs (000,000)	316	271	16.6%	645	550	17.3%
ASMs (000,000)	413	346	19.4%	881	722	22.0%
Passenger load factor	76.5%	78.3%	(1.8) pts	73.2%	76.2%	(3.0) pts
On-time arrivals as reported to U.S. DOT	85.3%	69.6%	15.7 pts	85.8%	66.9%	18.9 pts

Alaska Airlines, together with Virgin America and its regional partners, flies 44 million guests a year to 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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